Exhibit 99.1

PRESS RELEASE

NRG Energy Announces Appointment of

Alberto Fornaro as Executive Vice President

and Chief Financial Officer

HOUSTON--May 6, 2021--NRG Energy, Inc. (NYSE:NRG) today announced the appointment of Alberto Fornaro as Executive Vice President and Chief Financial Officer of the Company, effective June 1, 2021. Mr. Fornaro will be succeeding Gaetan Frotte, who has been serving as interim CFO in addition to his responsibilities as SVP and Treasurer since February 4, 2021.

“Alberto is a seasoned finance expert, bringing over 30 years of experience and a unique combination of consumer, technology, manufacturing, and risk management experience. I’m thrilled to see Alberto join NRG where his leadership can help advance our strategic priorities,” said Mauricio Gutierrez, President and CEO, NRG Energy. “As we prepare for a seamless transition, I would like to recognize Gaetan Frotte for his leadership during his time as interim CFO, his support has been invaluable during this challenging first quarter.”

As CFO, Mr. Fornaro will lead the entire NRG finance organization including accounting and controllership, financial planning and analysis, tax, investor relations, internal audit, and treasury.

Alberto Fornaro, 56, was Chief Financial Officer of Coupang, Inc. (Coupang) from February 2020 to December 2020 and has been serving as a Senior Advisor since December 2020. Prior to Coupang, he spent almost nine years at International Gaming Technology plc (IGT) from 2011 to January 2020 where he most recently served as Executive Vice President and Chief Financial Officer since 2013. Before IGT, Alberto was Group CFO and President of the Europe, Middle East, and Africa division at Doosan Infracore Construction Equipment. Mr. Fornaro also served as General Manager and CFO of Technogym and spent 12 years in finance at CNH Global/Fiat Group in Italy and in the U.S.

Mr. Fornaro holds a bachelor’s degree in Economics and Banking from the University of Siena, Italy; a two-year post-graduate degree in Banking and Finance from the University of Siena’s Post Graduate School in Banking; and was a Visiting Scholar at the Ph.D. Program in Economics at Columbia University, New York. In 2019, he graduated at the Advanced Management Program of Harvard Business School. Mr. Fornaro is licensed as a Certified Public Accountant in Illinois.

PRESS RELEASE

About NRG

At NRG, we’re bringing the power of energy to people and organizations by putting customers at the center of everything we do. We generate electricity and provide energy solutions and natural gas to millions of customers through our diverse portfolio of retail brands. A Fortune 500 company, operating in the United States and Canada, NRG delivers innovative solutions while advocating for competitive energy markets and customer choice, working towards a sustainable energy future. More information is available at www.nrg.com. Connect with NRG on Facebook, LinkedIn and follow us on Twitter @nrgenergy.

Investors:

Kevin L. Cole, CFA

609.524.4526

Media:

Candice Adams

Corporate Communications

NRG Energy

(609) 524-5428

Candice.adams@nrg.com